EXHIBIT 99

Contact: Roger R. Hopkins, Chief Accounting Officer

Phone: (615) 890-9100

NHI Completes $7.2 Million of Investments in Assisted Living and Skilled Nursing Facilities

MURFREESBORO, Tenn. – (March 22, 2010) National Health Investors, Inc. (NYSE:NHI) announced today new investments totaling $7.2 million. The transactions include a purchase/leaseback of a 24-unit assisted living and memory care facility in Minnesota with Suite Living Senior Specialty Services (formerly known as Comforts of Home) for $4.2 million and the origination of a $3.0 million second mortgage secured by interests in three skilled nursing facilities in Texas totaling 311 beds as part of a bridge to HUD financing for the borrower. The investments were funded with borrowings from NHI’s revolving credit facility and bring NHI’s total transaction volume to date in 2010 to $103.9 million.

The Suite Living facility is six years old and leased for a term of 15 years at an initial lease payment of $420,000 plus annual fixed escalators. The purchase/leaseback transaction brings the total recent transactions with Suite Living to $21.4 million, including four assisted and memory care facilities totaling 126 beds and a total initial lease payment of $2,140,000 plus annual fixed escalators. The $3.0 million second mortgage includes a term of five years, a fixed interest rate of fourteen percent and a one percent origination fee.

Justin Hutchens, NHI President and COO, noted, “We are pleased to continue diversifying and expanding our portfolio with this additional transaction with Suite Living and an attractive mortgage investment in Texas. Both investments are backed by strong operators with good locations and were sourced by our in-house team.”

National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans.  NHI’s investments involve skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings, one acute care hospital and one specialty hospital.  The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI's web site at www.nhinvestors.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI’s web site at http://www.nhinvestors.com